Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK
OF CBL & ASSOCIATES PROPERTIES, INC. (the “Company”)

The following is a brief description of the securities of CBL & Associates Properties, Inc. (the “Company” or “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following summary description of our capital stock is not complete and for a more detailed description of these securities, you should refer to the applicable provisions of our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Fifth Amended and Restated Bylaws, as amended (“Bylaws”), each of which has been filed as exhibits to the periodic reports we file with the Securities and Exchange Commission (the “SEC”), as well as to applicable provisions of the laws of the State of Delaware, our state of incorporation, including without limitation the Delaware General Corporation Law (“DGCL”).

General

Under our Certificate of Incorporation, we have authority to issue 215,000,000 shares of all classes of capital stock, consisting of 200,000,000 shares of common stock, par value $.001 per share, and 15,000,000 shares of preferred stock, par value $.001 per share. Under Delaware law, holders of both our common stock and our preferred stock generally are not responsible for our debts or obligations.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CBL.”

Pursuant to rights granted to us and the other limited partners in the Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership (our “Operating Partnership”), each of the limited partners may, subject to certain conditions, exchange its limited partnership interests in the Operating Partnership for shares of our common stock or their cash equivalent, at the Company’s election.

Description of Preferred Stock

Subject to the limitations prescribed by our Certificate of Incorporation, our Board of Directors is authorized to fix the number of shares constituting each series of preferred stock, to fix the voting rights (full or limited, or no voting rights) and to fix the additional designations, powers, preferences and rights of each series and the qualifications, limitations and restrictions thereof, all without any further vote or action by our stockholders. In particular, the Board of Directors may determine for each such series any dividend rate, the date, if any, on which dividends will accumulate, the dates, if any, on which dividends will be payable, any redemption rights of such series, any sinking fund provisions, liquidation rights and preferences, and any conversion rights and voting rights. Our Certification of Incorporation also provides that, subject to the rights of the holders of any then-outstanding series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting power of our shares of capital stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. Also, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock.

Any preferred stock that we may issue in the future will be, when issued, fully paid and non-assessable and (unless otherwise provided in the applicable preferred stock designations) will have no preemptive rights. Both our preferred stock and our common stock are subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Internal Revenue Code, which are described below under “Description of Common Stock - Restrictions on Transfer.”

Description of Common Stock

Voting Rights and Election of Directors

Holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or as provided in our Certificate of Incorporation, the holders of those shares exclusively possess all voting power. Under our Certificate of Incorporation, except as otherwise required by law or the Certificate of Incorporation (including any preferred stock designation), holders of common stock will not be entitled to vote on any amendment to the Certificate of Incorporation (or to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote on any such amendment pursuant to the Certificate of Incorporation (including any preferred stock designation) or pursuant to the DGCL.

Under our Bylaws, directors are elected by the affirmative vote of the holders of a plurality of the shares of the common stock present or represented at the annual meeting of stockholders and entitled to vote thereon. Our Certificate of Incorporation provides that director vacancies may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by our stockholders). Neither our Certificate of Incorporation nor our Bylaws provides for cumulative voting in the election of directors. Since our 2014 Annual Meeting, following the declassification of our Board of Directors as approved by our stockholders, directors have been elected annually. While the issue is not currently addressed by either our Certificate of Incorporation or our Bylaws, our Corporate Governance Guidelines require that a majority of the members of our Board of Directors must be “independent” pursuant to independence standards set forth in an exhibit to the Corporate Governance Guidelines, which also requires a majority of our directors to be independent in accordance with applicable requirements for NYSE listed companies.

Additionally, in 2014 our Board of Directors amended our Corporate Governance Guidelines to implement a majority voting policy which provides that a director who is nominated in an uncontested election, and who receives a greater number of votes “withheld” from his or her election than votes “for” such election, is required to immediately tender his or her resignation to the Board of Directors for consideration. The Board’s Nominating/Corporate Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation, which the Board will consider and publicly disclose its decision to either accept or reject the resignation within 90 days from the date of certification of the election results. A director whose resignation is being considered will not participate in the recommendation of the Nominating/Corporate Governance Committee or the decision of the Board of Directors.

Dividend and Liquidation Rights

Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) as may be declared from time to time by our Board of Directors from funds which are legally available, and upon liquidation are entitled to receive pro rata all of our assets available for distribution to the holders of common stock. Holders of common stock are not entitled to any preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable.

Limitation of Liability of Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties, except for eliminating or limiting the liability of:

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a director or officer for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

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a director or officer for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
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a director under Section 174 of the DGCL;
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a director or officer for any transaction from which the director or officer derived an improper personal benefit; and
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an officer in any action by or in the right of the corporation.

Our Certificate of Incorporation provides that, to the fullest extent the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment), no person who is or was a director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also provides that any repeal or amendment of this provision, or adoption of another, inconsistent provision, will, unless otherwise required by law, be prospective only (unless it permits us to further limit or eliminate the liability of directors), and shall not adversely affect any then-existing right.

Our Certificate of Incorporation also provides for indemnification against liabilities, losses and reasonably incurred expenses in connection with any covered proceeding (as defined therein) brought by reason of the fact that a covered person was serving as a director or officer of the Company, or by reason of a person’s service at the request of the Company, while a director, officer, employee or agent of the Company, as a director, officer, employee or agent of other specified entities. The Certificate of Incorporation also includes parallel provisions related to advancement of expenses, subject to an undertaking (if required by the DGCL) to repay amounts advanced if it shall ultimately be determined, by final judicial decision from which there is no further right to appeal that the indemnitee was not entitled to be indemnified. Our Bylaws include provisions consistent with the Certificate of Incorporation providing for indemnification and advancement of expenses, including provisions governing the right of a covered person to bring suit against the Company to enforce such rights (subject to the Company’s defenses and rights to recovery prescribed therein). Our Bylaws also specify that, in the event of a change of control of the Company (as defined therein), the determination of whether a covered person is entitled to indemnification will be made by independent legal counsel in a written opinion to our Board of Directors.

While our Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, our Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Indemnification Agreements

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by officers and directors who are successful in seeking to enforce their rights under the indemnification agreements, and cover officers and directors under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our Certificate of Incorporation and Bylaws, it provides greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or by the stockholders to eliminate the rights it provides.

Related Party Transactions and Corporate Opportunities

Our Certificate of Incorporation includes a provision to the effect that (i) no contract or other transaction of the Company with any other person, firm, corporation or other entity in which the Company has an interest shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company, individually or jointly with others, may be a party to or may be interested in such contract or transaction so long as the contract or other transaction is approved by the Company’s Board or a duly authorized committee thereof in accordance with the DGCL and (ii) relieving any director or officer of the Company, in his or her capacity as such, from any personal liability relating solely to the fact that such matter was contracted for the benefit of any such person or any such firm or corporation. The Certificate of Incorporation also provides that neither the stockholders of the Company or any of their Affiliates or Related Funds, nor any Non-Employee Director of the Company or his or her Affiliates (all as defined in the Certificate of Incorporation), shall have any duty to refrain from (x) engaging in a corporate opportunity in the same or similar business activities or lines of business as the Company or any of its Affiliates is engaged or proposes to engage, (y) making investments in any kind of property in which the Company makes or may make investments or (z) otherwise competing with the Company or any of its Affiliates, and provides that, to the fullest extent permitted by the DGCL, no such person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Company or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Company or its stockholders or (B) be liable to the Company or its stockholders for breach of any fiduciary duty, in each case, by reason of any such activities (the “Corporate Opportunity Exculpation Clause”). The Certificate of Incorporation includes a similar Corporate Opportunity Exculpation Clause providing that no such covered individual shall have any obligation to communicate or offer such an opportunity to the Company and its affiliates, and that the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity both for the Company (or any of its affiliates) and for any such Non-Employee Director of the Company or his or her Affiliates and the Company or any of its Affiliates, except for any corporate opportunity expressly offered to a Non-Employee Director solely in his or her capacity as a director (or officer, if applicable) of the Corporation. The Certificate of Incorporation further states that, to the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the Company shall be deemed to have notice of and to have consented to these provisions.

Forum Selection Provision

Our Certificate of Incorporation includes a forum selection provision which provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or Federal court located within the State of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company, or by any stockholder of the Company, to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or pursuant to any provision of our Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine.

The Certificate of Incorporation states that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to such forum selection provisions. Additionally, the Certificate of Incorporation provides that, if an action covered by such forum selection clause is filed in the name of any stockholder in a court not located in the State of Delaware without the approval of our Board of Directors, such stockholder shall be deemed to have consented (a) to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in such court to enforce such clause and (b) to having service of process made upon such stockholder therein by service upon such stockholder’s counsel in the applicable action.

Other Provisions of Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include:

Director Removal or Resignation. Our Certificate of Incorporation provides that, subject to the right of holders of any series of preferred stock separately entitled to elect one or more directors, if any such right has been granted, directors may be removed with or without cause but only by the affirmative vote of the holders of a majority of the then outstanding shares entitled to vote in the election of directors, voting together as a single class. Our Bylaws provide that a director may resign at any time; however, any such resignation must be provided in written form (which may be delivered via email or other electronic transmission) and will be effective at the time the notice is received by the Secretary of the Company.

Advance Notice Requirements. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the Board of Directors, or by a stockholder who has complied with the advance notice procedures by giving timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected. The only business that may be conducted at a meeting is business that has been brought before the meeting by or at the direction of the Board of Directors (including proposals properly made in accordance with Rule 14a-8 under the Exchange Act and brought before the meeting at the direction of the Board) or by a stockholder who has given timely written notice containing specified information to the Secretary of the stockholder's intention to bring the business before the meeting. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. Our Bylaws also provide that no stockholder that has provided timely notice of a director nomination pursuant to the requirements of the Bylaws shall be permitted to submit any additional or substitute nominations of persons for election as directors following the expiration of the time period described in the preceding sentence.

Our Bylaws require that a notice pertaining to business to be brought before a meeting of our stockholders (other than nominations for directors) also must contain certain information specified in the Bylaws in order to allow for full consideration by the Board of Directors and stockholders of issues relevant to (A) the status of any person introducing such business as a stockholder of the Company entitled to do so and qualified to vote on the matter, (B) prescribed information concerning various direct or indirect interests in securities of the Company held by the proponent, (C) any other direct or indirect interests that the proponent may have in the proposed business, and (D) a commitment of the proponent to appear in person or by proxy at the stockholder meeting to present such business, and information concerning whether the proponent or specified related parties intend to solicit proxies for such meeting.

Any notice pertaining to stockholder nominations of candidates for election as directors also must contain certain information specified in the Bylaws in order to allow for full consideration by the Board of Directors and stockholders of issues relevant to (A) the qualifications of any stockholder-nominated candidate to serve as a director of the Company, (B) the status of any person introducing such director nomination or other business as a stockholder of the Company entitled to do so and qualified to vote on the matter, (C) prescribed information concerning various direct or indirect interests in securities of the Company held by the proponent or by the director nominee, (D) any relationships between the stockholder proponent and any director nominee (including any Voting Commitment (as defined in the Bylaws) made by the proposed nominee), or any direct or indirect interests of either party in such director nomination (including a description of all direct and indirect compensation or other material monetary agreements, arrangements or understandings during the past 3 years, and any other material relationships between the proposed nominee and other specified parties, including the proponent) and (E) a commitment of the proponent to appear in person or by proxy at the stockholder meeting to present such nomination, and information concerning whether the proponent or specified related parties intend to solicit proxies for such meeting. Our Bylaws also require that no person may solicit proxies in support of a director nominee other than the Board’s nominees unless such person complies with Rule 14a-19 under the Exchange Act, including applicable notice and solicitation requirements. A stockholder submitting a nomination must (i) make a representation as to whether such stockholder intends to solicit proxies in support of their nominees from the holders of at least 67% of the voting power of the Company’s outstanding stock entitled to vote in the election of directors, (ii) promptly notify the Company if such stockholder subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act and (iii) deliver reasonable evidence of compliance with the proxy solicitation requirements of Rule 14a-19(a)(3) under the Exchange Act at least eight (8) business days prior to the applicable meeting. Our Bylaws also provide that if any stockholder (A) provides the notice described above pursuant to Rule 14a-19(b) under the Exchange Act and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act, including providing the Company with the notices required thereunder in a timely manner, then the Company shall disregard any proxies or votes solicited for such stockholder’s proposed nominee(s).

Our Bylaws also provide that the number of proposed directors nominated by a stockholder may not exceed the number of directors that constitute the Whole Board (as defined below) at the time of any such nomination (or, if applicable, such greater or lesser number of directors to be elected at the applicable annual or special meeting). Any stockholder proposing the nomination of candidates for election as directors or other business also must update and supplement any such notices, if necessary, such that the required information is true and correct as of the meeting record date and as of the date that is 10 business days prior to the meeting and any adjournment or postponement of the meeting. Further, any stockholder soliciting proxies (in support of one or more candidates for election as directors or in support of other business) must use a proxy card color other than white.

Written Consent of Stockholders and Calling of Special Meetings. Our Certificate of Incorporation, as well as our Bylaws, require all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and do not permit action by stockholder consent. Our Certificate of Incorporation and Bylaws provide that a special meeting may be called by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies (the “Whole Board”) and shall be called by the Secretary and the Board upon the delivery of a written request from of the holders of a majority of the outstanding shares of our common stock (as “Stockholder-Requested Meeting”). Our Bylaws provide that, to be valid, such a written request must (i) be in writing, signed and dated by or on behalf of one or more stockholder(s) of record representing at least a majority of the outstanding shares of common stock, (ii) set forth the proposed date, time and place of the special meeting (which may not be earlier than sixty (60) days after the date the request is delivered (or ninety (90) days in the case of a Stockholder-Requested Meeting to elect directors), provided that such proposed date, time and place shall not be binding on the Company or the Board), (iii) set forth a statement of the purpose or purposes of and the matters proposed to be acted on at the special meeting, (iv) include the required information described under “Advance Notice Requirements” above and (v) be delivered personally or sent by certified or registered mail, return receipt requested, to the Secretary at the principal executive offices of the Company.

Amendments to Certificate of Incorporation. Amending our Certificate of Incorporation requires approval by both (i) the affirmative vote of a majority of our Board of Directors and (ii) the affirmative vote of the holders of a majority of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, in addition to any other approval that may be required by of the holders of any class or series of such stock pursuant to the Certificate of Incorporation or applicable law.

Bylaw Amendments. Amending our Bylaws requires either (i) the approval of a majority of the Whole Board or (ii) approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote generally in the election of directors (in addition to any separate class vote, if required by the Certificate of Incorporation or applicable law).

Lost Certificates. Our Bylaws include specified requirements concerning the replacement of any stock certificate claimed to have been lost, stolen, destroyed or wrongfully taken, including allowing us to request an appropriate bond as a condition to such replacement, and provide that if the owner fails to notify the Company of such event within a reasonable time and the Company registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting a related claim against the Company.

Non-Applicability of Delaware Anti-Takeover Statute

While we are a Delaware corporation, under our current Certificate of Incorporation we are not subject to Section 203 of the DGCL (which had previously applied to the Company under our Amended and Restated Certificate of Incorporation prior to the Company’s emergence from reorganization under Chapter 11 of the United States Bankruptcy Code in November 2021). In general, when it applies Section 203 prevents an “interested stockholder” (defined generally as a person owning 15% or more of a company’s outstanding voting stock) from engaging in a “business combination” (as defined in Section 203) with any covered company for three years following the date that person becomes an interested stockholder (subject to certain exceptions specified in Section 203).

Operating Partnership Distributions Fund Dividends on Our Capital Stock

Because the Company conducts substantially all of its operations through our Operating Partnership, our ability to service our debt obligations, as well as our ability to pay dividends on our common and any outstanding preferred stock depends almost entirely upon the earnings and cash flows of the Operating Partnership and the ability of the Operating Partnership to make distributions to the Company on our ownership interests in the Operating Partnership. Under the Delaware Revised Uniform Limited Partnership Act, the Operating Partnership is prohibited from making any distribution to us to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Operating Partnership (other than some non-recourse liabilities and some liabilities to the partners) exceed the fair value of the assets of the Operating Partnership.

Restrictions on Transfer

For us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of any taxable year. In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of our gross income must be from particular activities.

To ensure that we remain a qualified REIT, our Certificate of Incorporation contains provisions, collectively referred to as the ownership limit provision, restricting the acquisition of shares of our capital stock. The ownership limit generally prohibits ownership of more than 9.9% of the outstanding shares of our capital stock (or of any class of such stock) by any single stockholder, either directly or constructively as determined through the application of applicable provisions of the Internal Revenue Code. Our Certificate of Incorporation also establishes modified Existing Holder Limits and Existing Constructive Holder Limits (each as defined in the Certificate of Incorporation), applicable as of the effective date of our emergence from Chapter 11 reorganization on November 1, 2021, for any person that owned shares of our new common stock in excess of the otherwise applicable 9.9% Ownership Limit and 9.9% Constructive Ownership Limit as of such date. Pursuant to these provisions, as of November 1, 2021, we had two stockholder group subject to such limits: Oaktree Capital Group, LLC and certain of its affiliates (“Oaktree”), and (ii) Canyon Capital Advisors LLC and certain of its affiliates (“Canyon”). On the Limitation Date, Oaktree and Canyon held shares of our common stock and 7% Secured Exchangeable Notes due 2028 (“Exchangeable Notes”). Exchangeable Notes were exchangeable at any time prior to their maturity, with the Company having the ability to elect whether to consummate the exchange in cash, common stock, or a combination thereof. On the Limitation Date, Oaktree held 19.0% of the outstanding common stock, after giving effect to shares that could be acquired upon the exchange of Exchangeable Notes held by Oaktree in addition to common stock held by Oaktree on such date. On the Limitation Date, Canyon held 33.1% of the outstanding common stock, after giving effect to shares that could be acquired upon the exchange of Exchangeable Notes held by Canyon in addition to common stock hold by Canyon on such date. These Existing Holder Limits will continue to apply to each of such holders unless they request, and our Board of Directors grants, a waiver that would allow a further increase to either of such Existing Holder Limits as described in the next paragraph.

Our Board of Directors may, subject to certain conditions, waive the applicable ownership limit upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel to the effect that such ownership will not jeopardize our status as a REIT. The ownership limit provision will cease to apply only if our Board of Directors determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

Any issuance or transfer of capital stock to any person (A) in excess of the applicable ownership limit, (B) which would cause us to be beneficially owned by fewer than 100 persons or (C) which would result in the Company being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, will be null and void and the intended transferee will acquire no rights to the stock. Our Certificate of Incorporation provides that any acquisition and continued holding or ownership of our capital stock constitutes a continuous representation of compliance with the applicable ownership limit by the beneficial or constructive owner of such stock.

Any purported transfer or other event that would, if effective, violate the ownership limit or cause the Company to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, will be deemed void ab initio with respect to that number of shares of our capital stock that would be owned by the transferee in excess of the applicable ownership limit provision. Such shares would automatically be transferred to a trust with the Company or its designated successor serving as trustee, for the exclusive benefit of a charitable beneficiary to be designated by us.

Any shares so held in trust will be issued and outstanding shares of our capital stock, entitled to the same rights and privileges as all other issued and outstanding shares of capital stock of the same class and series. All dividends and other distributions paid by us with respect to the shares held in trust will be held by the trustee for the benefit of the designated charitable beneficiary. The trustee will have the power to vote all shares held in trust from and after the date the shares are deemed to be transferred into trust. The prohibited owner will be required to repay any dividends or other distributions received by it which are attributable to the shares held in trust if the record date for such dividends or distributions was on or after the date those shares were transferred to the trust. We can take all measures we deem necessary in order to recover such amounts, including, if necessary, withholding any portion of future dividends payable on other shares of our capital stock held by such prohibited owner.

Within twenty (20) days after receiving notice from the Company that the shares have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the applicable ownership limitations (a “permitted transferee”). The trustee will pay to the aforementioned prohibited owner the lesser of: (i) the price paid by such prohibited for the shares or, if such prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction or a Non-Transfer Event (as defined in the Certificate of Incorporation)), the Market Price (generally, the last reported sale price for the shares on the NYSE) on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale of such shares to the permitted transferee (net of any commissions and other expenses of sale). The excess (if any) of (x) the sale proceeds from the transfer to the permitted transferee over (y) the amount paid to the prohibited owner, will be distributed to the charitable beneficiary.

We or our designee will have the right to purchase any shares-in-trust, within a limited period of time, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of such shares to the trust (or, in the case of a gift, devise or other such transaction or a Non-Transfer Event (as defined), the Market Price (generally, the last reported sale price for the shares on the

NYSE) at the time of such gift, devise or Non-Transfer Event) and (ii) the Market Price on the date that we, or our designee, accept such offer.

The ownership limit provision will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the ownership limit would require an amendment to our Certificate of Incorporation. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of the Company without the approval of our Board of Directors.

All certificates representing shares of any class of stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such other percentage as may be required by the Treasury Regulations promulgated under the Internal Revenue Code) of the value of our outstanding shares of capital stock must file an affidavit with us containing the information specified in our Certificate of Incorporation before January 30 of each year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock as our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.